Exhibit 10.21
AMENDMENT TO EMPLOYMENT AGREEMENT AND RESTRICTED STOCK UNIT AGREEMENT
     This Agreement (the “Amendment”) modifies certain terms and conditions of (i) the Employment Agreement between Pacific Sunwear of California, Inc. (the “Company”) and Sally Frame Kasaks (the "Executive”) previously entered into as of May 22, 2007 (the “Employment Agreement”) and (ii) the Restricted Stock Unit Award Agreement between the Company and the Executive previously entered into as of May 24, 2007 (the “Restricted Stock Unit Agreement”). The purpose of this Amendment is to make certain conforming changes to establish documentary compliance with Section 409A of the Internal Revenue Code of 1986 and its accompanying regulations (“Section 409A”), and to permit ongoing operational compliance with Section 409A. This Amendment also makes certain additional changes related to the Section 409A changes and related to the Settlement and Release Agreement entered into in December 2008, by and between AnnTaylor Stores Corporation (“AnnTaylor”), the Company and the Executive (the “Settlement Agreement”).
     Notwithstanding anything else to the contrary in the Employment Agreement or Restricted Stock Unit Agreement, as applicable, the provisions of this Amendment shall apply effective as of December 31, 2008 and shall supersede and replace any conflicting or different terms currently contained in the Employment Agreement or Restricted Stock Unit Agreement, as applicable. Capitalized terms used in this Amendment without definition shall have the same meanings as in the Employment Agreement or Restricted Stock Unit Agreement, as applicable.
A.	EMPLOYMENT AGREEMENT.
1. Timing of Annual Bonus Payment.
     Any Annual Bonus that becomes payable pursuant to Section 3(b) of the Employment Agreement shall be paid in the same calendar year in which the fiscal year for which the Annual Bonus is earned ends.
2. Timing of Expense Reimbursements.
     To the extent that any expense reimbursements pursuant to Section 4(c), 4(d) or 30 of the Employment Agreement are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive in accordance with the Company’s usual expense policies and in all events on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The Executive will provide the Company with timely documentation of her reimbursable expenses to facilitate the Company’s obligation to make such reimbursement payment no later than such deadline. The reimbursements pursuant to Section 4(c), 4(d) and 30 of the Employment Agreement are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that the Executive receives in one taxable year shall not affect the amount of reimbursements that the Executive receives in any other taxable year.

3. Improper Terminations for Cause.
     For the avoidance of doubt, an improper termination of the Executive by the Company for Cause pursuant to Section 6 of the Employment Agreement shall be treated as a termination of the Executive by the Company without Cause. The last paragraph of Section 6(a) shall be deleted.
4. Separation from Service.
     For purposes of the cash severance benefit payable pursuant to Section 6(b) of the Employment Agreement upon a Termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, payment of such benefit shall, subject to Section 29(c) of the Employment Agreement (as amended by this Amendment), commence in the month in which the Executive has a “separation from service” within the meaning of Section 409A (including §1.409A-1(h)), and shall continue for the full period specified in Section 6(b)(ii) of the Employment Agreement.
5. Good Reason Definition.
     In order for the Executive to terminate her employment for Good Reason, she must comply with the following procedural requirements: (i) the termination for Good Reason must occur within a limited period of time not to exceed two years following the initial existence of the events claimed to constitute Good Reason, (ii) the Executive must provide written notice to the Company within ninety (90) days after the initial existence of the events claimed to constitute Good Reason and (iii) the Company must be provided with a period of thirty (30) days after the Company’s receipt of such written notice to remedy the events claimed to constitute Good Reason without being required to pay the benefits pursuant to Section 6(b) of the Employment Agreement.
6. Severance Benefits Offsets.
     In the event the Company adopts a change in control severance plan, the Employment Agreement entitles the Executive to participate in such plan and receive the greater of the cash severance benefits provided under the Employment Agreement or any such change in control severance plan (with the cash severance benefits otherwise payable subject to offset to avoid a duplication of benefits (i.e., cash severance benefits are payable under either the Employment Agreement or change in control severance plan, but not both)). If the Executive becomes entitled to cash severance benefits under any such change in control severance plan because the cash severance benefits thereunder in the circumstances are greater than under the Employment Agreement, then, to the extent of the amount of the cash severance benefits that would otherwise be payable under the Employment Agreement in the circumstances, the severance benefits payable under any such change in control severance plan shall be paid at the same time and in the same form as provided under Section 6(b) of the Employment Agreement as amended by this Amendment. Any cash severance benefits payable in the circumstances under any such change in control severance plan having a value in excess of the cash severance benefits that would otherwise be payable under the Employment Agreement shall be paid in the time and form specified in any such change in control severance plan. Notwithstanding the preceding two sentences, if the Executive becomes entitled to cash severance benefits under any such change in control severance plan, the full amount of the cash severance benefits shall be paid in the time and form specified in any such change in control severance plan if the Executive has a

“separation from service” (within the meaning of Section 409A, including §1.409A-1(h)) within two years following a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company (within the meaning of Section 409A) and a different time and form of payment for the cash severance benefits payable under the Employment Agreement is permitted by §1.409A-3(c).
7. Section 280G Gross-Up Payment Reduction and Payment Timing.
     In the event a reduction in the amount of Company Payments pursuant to Section 10(b)(ii) of the Employment Agreement is triggered in connection with a change of ownership or effective control, the Executive shall not be permitted to give written notice or otherwise direct the order in which Company Payments are reduced. In all cases, Company Payments will be reduced in the order specified in Section 10(b)(ii) of the Employment Agreement. For purposes of determining whether a Gross-Up Payment is required under Section 10(b) of the Employment Agreement and, if so, the amount of any such Gross-Up Payment, the Executive shall be deemed to pay U.S. federal income taxes and state and local income taxes at the Executive’s actual applicable tax rates for the calendar year in which the Company Payments are to be made, and any reduction in U.S. federal income taxes which could be obtained from deduction of such state and local income taxes shall similarly be calculated using the Executive’s actual applicable tax rates for the calendar year in which the Company Payments are to be made. Any Gross-Up Payment becoming payable pursuant to Section 10(b) of the Employment Agreement shall be made by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.
8. Six-Month Delay for Specified Employees.
     Section 29(c) of the Employment Agreement (the Six Month Delay for “Specified Employees” Section) is replaced it its entirety by the following language from this Amendment. Notwithstanding any provision to the contrary in the Employment Agreement, if the Executive is a “specified employee” (within the meaning of Section 409A) at the time of the Executive’s “separation from service” (within the meaning of Section 409A, including §1.409A-1(h)) and any amount that would be paid to the Executive under the Employment Agreement or otherwise during the six-month period following the Executive’s separation from service constitutes a deferral of compensation (within the meaning of Section 409A) that is required to be delayed in order to comply with Section 409A, such amount shall not be paid to the Executive until the earlier of (i) six months after the date of the Executive’s separation from service, and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to the preceding sentence (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum within thirty (30) days following the expiration of the Delay Period, and any remaining payments and benefits due under the Employment Agreement or otherwise shall be paid or provided in accordance with the normal payment dates specified for such payments and benefits. For purposes of this section, each separate installment of any continued Base Salary severance payments the Executive may become entitled to pursuant to Section 6(b) of the Employment Agreement is intended to constitute a separate payment for purposes of Section 409A, including §1.409A-2(b)(2).

9. AnnTaylor Settlement Agreement.
     Before giving effect to the Settlement Agreement, the Executive generally was to receive a supplemental retirement benefit from AnnTaylor payable each year for the remainder of the Executive’s life (with survivor benefits for the Executive’s spouse) pursuant to the Executive’s prior employment agreement with AnnTaylor dated February 1, 1994 (the “AnnTaylor Agreement”). AnnTaylor has or will pay the Executive Eight Hundred and Ten Thousand Dollars ($810,000.00), subject to any applicable withholding obligations, pursuant to the Settlement Agreement (such payment, the “Settlement Payment”). For purposes of implementing Section 4(e) of the Employment Agreement, the Settlement Payment is in complete satisfaction of any and all supplemental retirement benefit payments that the Executive may have otherwise been entitled to (from AnnTaylor, the Company, or otherwise) through and including February 2013 (including, without limitation, any payments that may have heretofore otherwise been due to the Executive) and is in partial settlement of the Executive’s supplemental retirement benefit payment for March 2013. The Company will make a supplemental retirement benefit payment to the Executive of $10,279.66 in March 2013, and in April 2013 will commence making a monthly supplemental retirement benefit payment to the Executive of $12,476.87 (with survivor benefits for the Executive’s spouse), subject in each case to the same terms and conditions for each such month as had the benefit been payable by AnnTaylor had the Settlement Agreement not been entered into and had the Executive not commenced employment with the Company. Each such payment will be subject to the Company’s withholding obligations with respect thereto, offset for annual primary social security retirement benefits, and such continuing monthly payments are subject to the lump sum payment provision of the Employment Agreement in the event of a change in ownership or effective control of the Company (within the meaning of Section 409A).
B.	RESTRICTED STOCK UNIT AGREEMENT.
1. Timing of Payment of Restricted Stock Units in Connection with Certain Terminations.
     The Restricted Stock Unit Agreement provides that in the event that the Executive’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) or by the Executive for Good Reason (as defined in the Employment Agreement), the Restricted Stock Units, to the extent then outstanding and unvested, shall become fully vested as of the date of the termination of the Executive’s employment. If the Executive’s termination of employment is a “separation from service” (within the meaning of Section 409A, including §1.409A-1(h)), any Restricted Stock Units becoming vested in connection with such a termination without Cause or for Good Reason shall be paid as soon as administratively practical following the termination date (and in any event within seventy-five (75) days following the termination date); otherwise any Restricted Stock Units becoming vested shall be paid as soon as administratively practical (and in any event within seventy-five (75) days) following the earlier of (i) the Executive’s “separation from service” and (ii) any other applicable payment event otherwise provided for in the Restricted Stock Unit Agreement.

2. Timing of Payment of Restricted Stock Units in Connection with a Change in Control.
     In the event that the vesting of the Restricted Stock Units is accelerated pursuant to Section 7 of the Plan, any Restricted Stocks Units becoming vested shall become payable as follows. If in connection with the transaction a successor corporation refuses to assume the Plan and the then-outstanding awards under the Plan (including the Restricted Stock Units) and then-outstanding awards (including Restricted Stock Units) are terminated in connection with such a transaction, the Restricted Stock Units shall terminate and become payable as soon as administratively practical (and in any event within seventy-five (75) days) following the transaction, but only if (i) the transaction constitutes a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A, (ii) the Plan, and any other plans or awards that immediately after the transaction are required to be aggregated with the Restricted Stock Units under Section 409A (including §1.409A-1(c)(2)), are terminated with respect to each participant within the 30 days before or 12 months following the transaction and (iii) the other requirements of Section 409A (including §1.409A-3(j)(4)(ix)(B) are satisfied. Any restricted stock units that do not become payable in connection with such a transaction pursuant to the preceding sentence shall be paid as soon as administratively practical (and in any event within seventy-five (75) days) following the earlier of (i) the Executive’s “separation from service” and (ii) any other applicable payment event otherwise provided for in the Restricted Stock Unit Agreement.
3. Timing of Payment of Dividend Equivalent Rights Distributions.
     Any dividend equivalent rights distributions becoming payable pursuant to Section 5(b) of the Restricted Stock Unit Agreement shall be paid in the same calendar year as the related ordinary cash dividend is paid to holders of the Company’s Common Stock.
4. Six-Month Delay for Specified Employees.
     For the avoidance of doubt, the Restricted Stock Units shall be subject to the “six month delay” provisions of Section 29(c) of the Employment Agreement (as such provisions are amended by this Amendment).

     IN WITNESS WHEREOF, the Company and Executive have executed this Amendment effective as of December 31, 2008.

THE COMPANY: Pacific Sunwear of California, Inc.
By:	/s/ Michael L. Henry
	Name:	Michael L. Henry
	Title:	Senior Vice President, Chief Financial Officer

EXECUTIVE: Sally Frame Kasaks
/s/ Sally Frame Kasaks